UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13E-3
(Rule 13e-100)
(AMENDMENT NO. 6)
TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER
RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
SECURITIES EXCHANGE ACT OF 1934
VMS NATIONAL PROPERTIES JOINT VENTURE

(Name of the Issuer)
VMS NATIONAL PROPERTIES JOINT VENTURE
VMS NATIONAL RESIDENTIAL PORTFOLIO I
VMS NATIONAL RESIDENTIAL PORTFOLIO II
MAERIL, INC.
AIMCO/IPT, INC.
AIMCO PROPERTIES, LLC
AIMCO PROPERTIES, L.P.
AIMCO-GP, INC.
APARTMENT INVESTMENT AND MANAGEMENT COMPANY

(Name of Person(s) Filing Statement)
Units of Limited Venture Interest

(Title of Class of Securities)
None

(CUSIP Number of Class of Securities)
Martha L. Long
Senior Vice President
Apartment Investment and Management Company
55 Beattie Place
Greenville, South Carolina 29601
(864) 239-1000

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Person (s) Filing Statement)
Copies to:
Gregory M. Chait
Alston & Bird LLP
1201 West Peachtree Street NW
Atlanta, GA 30309
(404) 881-7000
This statement is filed in connection with (check the appropriate box):
a.      ☐ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b.      ☑ The filing of a registration statement under the Securities Act of 1933.
c.      ☐ A tender offer.
d.      ☐ None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐
Check the following box if the filing is a final amendment reporting the results of the transaction: ☐
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$300,688,260	$32,173.64

*	For purposes of calculating the fee only. This amount assumes the sale of the assets of VMS National Properties Joint Venture for $300,688,260. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(A)(ii) and Rule 0-11(c) under the Securities Exchange Act of 1934, as amended, equals $107.00 per $1,000,000 of the asset sale price.
☑ Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid	$32,173.64	Filing Party:	Apartment Investment and Management Company
			Aimco Properties, L.P.
Form or Registration No.:	Form S-4 (333-136801)	Date Filed:	January 31, 2007

ITEM 16. EXHIBITS
SIGNATURE
EXHIBIT INDEX
Disclosure Material to Limited Partners

TRANSACTION STATEMENT
     This Amendment No. 6 to the Transaction Statement on Schedule 13E-3 relates to the sale of property of VMS National Properties Joint Venture, an Illinois joint venture (the “Partnership”) which is described in the proxy statement-prospectus on Form S-4, previously filed with the Securities and Exchange Commission on August 22, 2006 and amended by Amendment No. 1 on November 1, 2006, Amendment No. 2 on December 6, 2006, Amendment No. 3 on January 16, 2007, and Amendment No. 4 on January 31, 2007 (as amended, the “Proxy Statement-Prospectus”), and constitutes the sale of substantially all of the assets of the Partnership. The item numbers and responses thereto below are provided in accordance with the requirements of Schedule 13E-3 and capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Proxy Statement-Prospectus.
ITEM 16. EXHIBITS.

(a)(1)*	Proxy Statement-Prospectus, filed on Form S-4 on January 31, 2007.

(a)(5)	Disclosure material to limited partners re: status of final distributions, dated July 26, 2007.

(b)	None.

(c)(1)*	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Casa de Monterey Apartments.

(c)(2)*	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Buena Vista Apartments.

(c)(3)*	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Crosswood Park Apartments.

(c)(4)*	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Mountain View Apartments.

(c)(5)*	Appraisal Report, dated as of April 14, 2006, by KTR Newmark, related to Pathfinder Village Apartments.

(c)(6)*	Appraisal Report, dated as of April 13, 2006, by KTR Newmark, related to Scotchollow Apartments

(c)(7)*	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Towers of Westchester Park Apartments.

(c)(8)*	Estimate of Value, provided by CB Richard Ellis, related to The Bluffs.

(c)(9)*	Estimate of Value, provided by CB Richard Ellis, related to Chappele Le Grande.

(c)(10)*	Estimate of Value, provided by CB Richard Ellis, related to Forest Ridge Apartments.

(c)(11)*	Estimate of Value, provided by CB Richard Ellis, related to North Park Apartments.

(c)(12)*	Estimate of Value, provided by CB Richard Ellis, related to Shadowood Apartments.

(c)(13)*	Estimate of Value, provided by CB Richard Ellis, related to Terrace Gardens.

(c)(14)*	Estimate of Value, provided by CB Richard Ellis, related to Vista Village Apartments.

(c)(15)*	Estimate of Value, provided by CB Richard Ellis, related to WaterGate Apartments.

(c)(16)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Casa de Monterey Apartments.

(c)(17)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Buena Vista Apartments.

(c)(18)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Crosswood Park Apartments.

(c)19)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Mountain View Apartments.

(c)(20)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Pathfinder Village Apartments.

(c)(21)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Scotchollow Apartments.

(c)(22)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Towers of Westchester Park Apartments.

(d)(1)*	Contribution Agreement dated August 21, 2006 by and between VMS National Properties Joint Venture and AIMCO Properties, LLC.

(d)(2)*	Amendment No. 1 to Contribution Agreement, dated January 16, 2007 by and between VMS National Properties Joint Venture and AIMCO Properties, LLC.

(f)	See Annex C to the Proxy Statement-Prospectus, filed on Form S-4 on January 31, 2007.

(g)	See the Proxy Statement-Prospectus, filed on Schedule 14C on January 31, 2007.

*	Previously filed.

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	VMS NATIONAL PROPERTIES JOINT
VENTURE

	By:	VMS National Residential Portfolio I

By:	MAERIL, Inc., its Managing
General Partner

By:	/s/ Martha Long
	Name:	Martha Long
	Title:	Senior Vice President

By:	VMS National Residential Portfolio II

By:	MAERIL, Inc., its Managing General Partner

By:	/s/ Martha Long
	Name:	Martha Long
	Title:	Senior Vice President

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	VMS NATIONAL RESIDENTIAL
PORTFOLIO I

	By:	MAERIL, Inc., its Managing
General Partner

By:	/s/ Martha Long
	Name:	Martha Long
	Title:	Senior Vice President

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	VMS NATIONAL RESIDENTIAL
PORTFOLIO II

	By:	MAERIL, Inc., its Managing General Partner

By:	/s/ Martha Long
	Name:	Martha Long
	Title:	Senior Vice President

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	MAERIL, INC.
	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	AIMCO/IPT, INC.
	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	AIMCO-GP, INC.

	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	AIMCO PROPERTIES, LLC

	By:	AIMCO Properties, L.P., its sole Member

By:	AIMCO-GP, Inc., its sole
General Partner

By:	/s/ Martha Long
	Name:	Martha Long
	Title:	Senior Vice President

SIGNATURE
          After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	AIMCO PROPERTIES, L.P.

	By:	AIMCO-GP, Inc., its sole General Partner

By:	/s/ Martha Long
	Name:	Martha Long
	Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2007	APARTMENT INVESTMENT AND MANAGEMENT COMPANY

	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)*	Proxy Statement-Prospectus, filed on Form S-4 on January 31, 2007.

(a)(5)	Disclosure material to limited partners re: status of final distributions, dated July 26, 2007.

(b)	None.

(c)(1)*	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Casa de Monterey Apartments.

(c)(2)*	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Buena Vista Apartments.

(c)(3)*	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Crosswood Park Apartments.

(c)(4)*	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Mountain View Apartments.

(c)(5)*	Appraisal Report, dated as of April 14, 2006, by KTR Newmark, related to Pathfinder Village Apartments.

(c)(6)*	Appraisal Report, dated as of April 13, 2006, by KTR Newmark, related to Scotchollow Apartments

(c)(7)*	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Towers of Westchester Park Apartments.

(c)(8)*	Estimate of Value, provided by CB Richard Ellis, related to The Bluffs.

(c)(9)*	Estimate of Value, provided by CB Richard Ellis, related to Chappele Le Grande.

(c)(10)*	Estimate of Value, provided by CB Richard Ellis, related to Forest Ridge Apartments.

(c)(11)*	Estimate of Value, provided by CB Richard Ellis, related to North Park Apartments.

(c)(12)*	Estimate of Value, provided by CB Richard Ellis, related to Shadowood Apartments.

(c)(13)*	Estimate of Value, provided by CB Richard Ellis, related to Terrace Gardens.

(c)(14)*	Estimate of Value, provided by CB Richard Ellis, related to Vista Village Apartments.

Exhibit No.	Description
(c)(15)*	Estimate of Value, provided by CB Richard Ellis, related to WaterGate Apartments.

(c)(16)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Casa de Monterey Apartments.

(c)(17)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Buena Vista Apartments.

(c)(18)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Crosswood Park Apartments.

(c)19)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Mountain View Apartments.

(c)(20)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Pathfinder Village Apartments.

(c)(21)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Scotchollow Apartments.

(c)(22)*	Appraisal Report, dated as of November 28, 2006, by KTR Newmark, related to Towers of Westchester Park Apartments.

(d)(1)*	Contribution Agreement dated August 21, 2006 by and between VMS National Properties Joint Venture and AIMCO Properties, LLC.

(d)(2)*	Amendment No. 1 to Contribution Agreement, dated January 16, 2007 by and between VMS National Properties Joint Venture and AIMCO Properties, LLC.

(f)	See Annex C to the Proxy Statement-Prospectus, filed on Form S-4 on January 31, 2007.

(g)	See the Proxy Statement-Prospectus, filed on Schedule 14C on January 31, 2007.

•	Previously filed.